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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               STERIS CORPORATION
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             (Exact name of registrant as specified in its charter)

             Ohio                                        34-1482024
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(State of incorporation or organization)              (I.R.S. Employer
                                                      Identification No.)

5960 Heisley Road, Mentor, Ohio                             44060
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(Address of principal executive offices)                 (Zip Code)

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.|_|

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.|X|

Securities Act registration statement file number to which this form relates:_____________________
          (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class              Name of Each Exchange on Which
          to be so Registered              Each Class is to be Registered
          -------------------              ------------------------------

     --------------------------------     ---------------------------------

     --------------------------------     ---------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

     Rights issued under Amended and Restated Rights Agreement, dated as of
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                    October 24, 1996, as subsequently amended
                    -----------------------------------------
                                (Title of Class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.


         On October 24, 1996, the Board of Directors of STERIS Corporation (the "Company") declared a dividend consisting of one Right for each outstanding Common Share without par value (the "Common Shares") of the Company. The distribution was paid on November 7, 1996 (the "Record Date") to the stockholders of record on the Record Date. On January 21, 1999 the Board of Directors of the Company authorized the execution of an Amended and Restated Rights Agreement to amend and restate in its entirety the original Rights Agreement between the Company and KeyBank National Association and to substitute for Harris Trust and Savings Bank for KeyBank National Association as Rights Agent. Following the Shares Acquisition Date (as hereinafter defined), each Right entitles the registered holder (other than an Acquiring Person (as hereinafter defined)) to purchase from the Company one Common Share at a price of $60.00 (the "Purchase Price"), taking into account the two-for-one split of the Company's Common Shares effected on August 24, 1998 and subject to further adjustment, or, under conditions described below, to acquire one Common Share for an exercise price of $0.50 per share (the "Exercise Price"). The description and terms of the Rights are set forth in the Amended and Restated Rights Agreement (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent"), adopted by the Company as of January 21, 1999.

         Until such time as a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Common Shares then outstanding (the "Shares Acquisition Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificates with a copy of this Summary of Rights attached thereto.

         The Rights Agreement provides that, until the Shares Acquisition Date, the Rights will be transferred with and only with the Common Shares. Until the Shares Acquisition Date (or the earlier redemption or expiration of the Rights), the surrender for transfer of any of the Common Share certificates, even without a copy of this Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates. As soon as practicable following the Shares Acquisition Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Shares Acquisition Date, and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Shares Acquisition Date. The Rights will expire at the close of business on November 7, 2006 unless earlier redeemed by the Company as described below.



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         Upon the occurrence of a Triggering Event (as defined in the Rights
Agreement), each holder of a Right, other than Rights that were or are beneficially owned by the Acquiring Person (which will thereafter be void), shall have the right to receive, upon exercise of the Right and payment of the Exercise Price, one Common Share of the Company.

         The Purchase Price and the Exercise Price, and the number of Common Shares or other securities issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution.

         With certain exceptions, no adjustment in the Purchase Price or the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price or the Exercise Price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

         At any time prior to the Shares Acquisition Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.005 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, the Company shall make announcement thereof, and the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         The provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to correct any defect or inconsistency or, prior to the Shares Acquisition Date, to make changes deemed to be not adverse to the interests of the holders of the Rights.

         The Rights could have the effect of discouraging a tender offer or exchange offer for the Common Shares or the accumulation of a substantial number of Common Shares, unless the Board of Directors redeems the Rights.

         A copy of the Rights Agreement has been, and any amendments thereto will be, filed with the Securities and Exchange Commission as an Exhibit to the Company's Application for Registration of Rights to Purchase Common Shares on Form 8-A or amendments thereto. A copy of the Rights Agreement, as amended, is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as it may be amended from time to time, which is included as Exhibit 4.2 to this Form 8-A/A.



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ITEM 2.           EXHIBITS.

Exhibit No.       Exhibit Description
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4.1      Rights Agreement dated as of October 24, 1996, between STERIS
         Corporation and KeyBank National Association, Rights Agent *

4.2 Amended and Restated Rights Agreement, dated as of January 21, 1999, between STERIS Corporation and Harris Trust and Savings Bank, Rights Agent.

* Incorporated by reference to Exhibit 4.1 filed with the Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 4, 1996.



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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:    April 16, 1999                 STERIS Corporation


                                        By: /s/  Bill R. Sanford
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                                            Bill R. Sanford,
                                             Chairman, President and Chief
                                             Executive Officer




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